POWER OF ATTORNEY

The undersigned Trustee of Cutwater Select Income Fund hereby appoints each of Leonard I. Chubinsky, Clifford D. Corso and Michelle Houck as attorneys-in-fact and agents, in all capacities, to execute and to make any filings on Form 3, Form 4 and Form 5 on my behalf in accordance with the Securities Exchange Act of 1934, as amended. The undersigned grants to said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned Trustee hereby executes this Power of Attorney as of this 21st day of March, 2013.

/s/ Thomas E. Spock